UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

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New Covenant Funds
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New Covenant Income Fund

200 East Twelfth Street
Jeffersonville, IN 47130

INFORMATION STATEMENT

This Information Statement is being mailed on or about March 6, 2009 to shareholders of record as of February 17, 2009 (the “Record Date”).  The Information Statement is being provided to shareholders of the New Covenant Income Fund (the “Fund”), a series of New Covenant Funds, 200 East Twelfth Street, Jeffersonville, IN 47130 (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “SEC order”) that the Trust and the adviser to the Fund, One Compass Advisors, formerly known as the NCF Investment Department of New Covenant Trust Company, N.A., received from the Securities and Exchange Commission (the “SEC”).  Under the SEC order, the Adviser may, subject to the Trust’s Board of Trustees’ (the “Board”) approval, enter into or materially amend sub-advisory agreements without approval of the Fund’s shareholders, provided that an Information Statement is sent to shareholders of the Fund. The Board reviews the sub-advisory agreements annually.

This Information Statement is being sent to the shareholders of the Fund to provide them with information about new investment sub-advisory agreements with Robert W. Baird & Co. Incorporated (“Baird”), EARNEST Partners, LLC (“EARNEST”), and Sterling Capital Management LLC (“Sterling”), new sub-advisers for the Fund effective January 1, 2009.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Fund will bear the expenses incurred with preparing this Information Statement. One Information Statement will be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from the shareholders.

YOU MAY OBTAIN A COPY OF THE FUND’S MOST RECENT ANNUAL OR SEMI-ANNUAL REPORT TO SHAREHOLDERS, FREE OF CHARGE, BY WRITING TO NEW COVENANT FUNDS, C/O U.S. BANCORP FUND SERVICES, LLC, P.O. BOX 701, MILWAUKEE, WI 53201-0701 OR CALLING 1-877-835-4531.

THE ADVISER AND ITS ADVISORY AGREEMENT

One Compass Advisors (formerly known as the NCF Investment Department of New Covenant Trust Company, N.A.) (the “Adviser”), located at 200 East Twelfth Street, Jeffersonville, Indiana 47130, serves as investment adviser to the following four funds (collectively referred to as the “Funds”), all of which are series of the Trust:

New Covenant Growth Fund
New Covenant Income Fund
New Covenant Balanced Growth Fund
New Covenant Balanced Income Fund

The Adviser entered into an Investment Advisory Agreement (the “Advisory Agreement”) with the Trust dated June 30, 1999, as amended May 14, 2001, to serve as the investment adviser to the Funds. The Advisory Agreement was submitted to a vote of, and approved by, the initial shareholders on June 30, 1999.  The Advisory Agreement continues in effect for an initial period of two years, and subsequently from year to year only if such continuance is specifically approved at least annually by the Board or by vote of a majority of a Fund’s outstanding voting securities and, in either case, by a majority of trustees who are not parties to the Advisory Agreement or “interested persons” of any such party, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (“Independent Trustees”), at a meeting called for the purpose of voting on the Advisory Agreement. The Advisory Agreement is terminable without penalty by the Trust on behalf of a Fund upon sixty (60) days’ written notice to the Adviser, and by the Adviser upon sixty (60) days’ written notice to the Fund, and will automatically terminate in the event of its “assignment,” as defined in the 1940 Act.  The Advisory Agreement provides that the Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the performance of the Advisory Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties thereunder.  As compensation for its services, the Adviser receives a management fee from the New Covenant Growth Fund and the New Covenant Income Fund based on the net assets of each Fund and, from this management fee, the Adviser pays sub-advisers a sub-advisory fee.  The New Covenant Balanced Growth Fund and the New Covenant Balanced Income Fund are each a fund-of-funds which pursues its objective by investing primarily in shares of the New Covenant Growth Fund and the New Covenant Income Fund, in varying amounts.  The Adviser currently utilizes eight (8) sub-advisers in managing the Funds. Under the Advisory Agreement, the Adviser monitors the performance of sub-advisers on an ongoing basis. Factors it considers with respect to each sub-adviser include, among others:

•	the qualifications of the sub-adviser’s investment personnel,
•	the sub-adviser’s investment philosophy and process, and
•	the sub-adviser’s long-term performance results.

The Adviser considers these collectively as “the “Sub-adviser Factors.”  Each sub-adviser serves pursuant to a separate sub-advisory agreement (each a “Sub-advisory Agreement”) under which the sub-adviser manages the portion of the investment portfolio allocated to it by the Adviser, and provides related compliance and record-keeping services.

BOARD APPROVAL AND EVALUATION OF THE NEW SUB-ADVISORY AGREEMENTS

Baird, EARNEST and Sterling began serving as the sub-advisers to the New Covenant Income Fund on January 1, 2009.  The prior sub-adviser, Tattersall Advisory Group, Inc. (“Tattersall”), served as the sole sub-adviser to the Fund from July 1, 1999 through December 31, 2008.  Prior to the transaction described below, Tattersall was a wholly owned subsidiary of Wachovia Bank, which was a subsidiary of Wachovia Corporation (“Wachovia”).

On October 3, 2008, Wachovia announced that it had entered into a merger agreement (the “Transaction”) pursuant to which it would be acquired by Wells Fargo & Company (“Wells Fargo”).  On October 20, 2008, in connection with the Transaction, Wachovia issued preferred shares to Wells Fargo representing 39.9% of the outstanding voting interest in Wachovia.  The Transaction may be deemed to be a change of control of Tattersall for purposes of the 1940 Act and therefore an assignment which triggered the automatic termination of the sub-advisory agreement previously in place with Tattersall with respect to the Fund.  Shortly after the issuance of the preferred shares by Wachovia to Wells Fargo on October 20, 2008, in reliance upon relevant provisions of the 1940 Act, the Board of Trustees approved an interim sub-advisory agreement with Tattersall effective October 20, 2008.  In connection with its decision, the Board considered that Tattersall had represented to the Board that the level of services would not be reduced under the interim agreement.  Subsequently, at a regular meeting of the Trust’s Board held on November 17, 2008, the Board considered, among other things, the investment performance of the Fund achieved by Tattersall and, in accordance with the recommendation of the Adviser, the Board determined to terminate the interim sub-advisory agreement with Tattersall, effective as of the close of business December 31, 2008 and replace Tattersall with new sub-advisers.

At that same regular meeting, the Board, including the Independent Trustees, unanimously approved new Sub-advisory Agreements with Baird, EARNEST, and Sterling for the New Covenant Income Fund.  The terms and conditions of the new Sub-advisory Agreements with Baird, EARNEST, and Sterling are generally similar in all material respects with those of the previous Sub-advisory Agreement with Tattersall, which the Board last reviewed and approved at its Board meeting held on May 19, 2008.  The fees payable to Baird, EARNEST, and Sterling under each of the Sub-advisory Agreements, though not subject to breakpoints as had been the case with Tattersall, do not result in an increase in the Fund’s advisory fee levels previously approved by the Fund’s initial shareholders, as set forth herein.

With respect to the Board’s consideration and approval of the new Sub-advisory Agreements, the Board met on November 17, 2008, to consider the approval of the selection of Baird, EARNEST, and Sterling. At this meeting, upon the recommendation of the Adviser, the Board took action to terminate Tattersall as the sub-adviser to the Fund.  In connection with its review of the investment performance of Tattersall, the Board took into consideration the below-benchmark performance of Tattersall in connection with its management of the Fund’s portfolio and the Board considered the Adviser’s recommendation with respect to the proposed replacement of Tattersall. At the conclusion of their consideration of the performance results achieved by Tattersall, and in accordance with the recommendation of the Adviser, the Board determined to replace Tattersall with Baird, EARNEST, and Sterling.  The Board reviewed information and materials regarding each of the new sub-advisers, including their prior investment performance, their proposed portfolio management process and their proposed level of fees.  The Board also considered the nature, quality and extent of the services to be provided by Baird, EARNEST, and Sterling.  Following their consideration of each of these factors, the Board determined to select Baird, EARNEST, and Sterling to each manage a portion of the Fund.  Due to the fact that Baird, EARNEST, and Sterling were not expected to begin managing Fund assets prior to January 1, 2009, the Board also approved, on a temporary basis, the adoption of a new sub-advisory agreement with Tattersall to take effect upon the expected completion of the acquisition of Wachovia by Wells Fargo in December 2008.

In connection with their review of each of the new Sub-advisory Agreements, the Trustees considered, in addition to the performance and other information discussed above, the favorable compliance report submitted by the Trust’s Chief Compliance Officer on each new sub-adviser. In addition, the Trustees took into consideration the fees charged by Baird, EARNEST, and Sterling to other clients as compared to the fees to be received from the Adviser with respect to the Fund.  The Board noted the fact that the fees payable to Baird, EARNEST, and Sterling had been negotiated at arm’s length and were to be paid by the Adviser from the investment advisory fee that it receives from the Fund.  The Board also considered the brokerage practices of each of the new sub-advisers and found them to be in accordance with relevant industry practices and applicable regulatory requirements.

In reaching their conclusion with respect to the adoption of the new Sub-advisory Agreements, the Trustees did not identify any one single factor as being controlling; rather, the Trustees took note of a combination of factors that influenced their decision-making process.  The Board did, however, identify the favorable prior performance results of Baird, EARNEST, and Sterling and the level of expenses of the Fund as being important elements of their consideration.

Based upon their review and consideration of these factors and other matters deemed relevant by the Board in reaching an informed business judgment, the Board of Trustees, including a majority of the Independent Trustees, concluded that the terms of the new Sub-advisory Agreements were fair and reasonable in light of the services to be provided and the Board therefore voted to approve the new Sub-advisory Agreements.  As a result of the Board’s determination, Baird, EARNEST, and Sterling each became a sub-adviser to the New Covenant Income Fund effective January 1, 2009.

INFORMATION REGARDING THE INVESTMENT SUB-ADVISORY AGREEMENTS WITH BAIRD, EARNEST, AND STERLING

The terms and conditions of each new Sub-advisory Agreement with Baird, EARNEST, and Sterling are generally similar in all material respects with those of the prior Sub-advisory Agreement with Tattersall.  Under the new Sub-advisory Agreements with Baird, EARNEST, and Sterling, as under the prior Sub-advisory Agreement with Tattersall, Baird, EARNEST, and Sterling will, subject to the direction and control of the Adviser and the Board of Trustees and in accordance with the investment objective and policies of the New Covenant Income Fund and applicable laws and regulations, make investment decisions with respect to the purchases and sales of portfolio securities and other assets for a designated portion of the Fund’s assets.  As with the prior Sub-advisory Agreement, the new Sub-advisory Agreements provide that each will remain in effect for its initial two-year term and thereafter so long as the Board of Trustees or a majority of the outstanding voting securities of the Fund, and in either event by a vote of a majority of the Independent Trustees, specifically approves its continuance at least annually.  The new Sub-advisory Agreements, as with the prior Sub-advisory Agreement with Tattersall, also can be terminated at any time, without the payment of any penalty, by the Board, the Adviser, the respective sub-adviser, or by a vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the non-terminating party or parties.  Similarly to the prior Sub-advisory Agreement, the new Sub-advisory Agreements terminate automatically in the event of an assignment.

Under the new Sub-advisory Agreements, as under the prior Sub-advisory Agreement with Tattersall, Baird’s, EARNEST’s, and Sterling’s fees are based on the assets that each is responsible for managing.  Under both the prior and new Sub-advisory Agreements, the sub-advisory fee is paid by the Adviser out of the management fee it receives from the Fund and is not an additional charge to the Fund.  The fees Baird, EARNEST, and Sterling receive are included in the Adviser’s advisory fees set forth below.  For its services under the investment advisory agreement with the Trust, the Adviser receives an annual advisory fee from the Fund and Baird, EARNEST, and Sterling receive from the Adviser an annual sub-advisory fee, computed daily and payable monthly, in accordance with the following schedule:

New Covenant Income Fund
Fees received by Adviser from Fund	0.75% of average net assets
Fees received by Baird from Adviser	0.15% of average net assets managed
Fees received by EARNEST from Adviser	0.15% of average net assets managed
Fees received by Sterling from Adviser	0.15% of average net assets managed

The Adviser has contractually committed, through June 30, 2009, to waive the investment advisory fees payable to it by the New Covenant Income Fund to the extent of the amount of shareholder services fees paid by the Fund (0.25% of average net assets) in order to limit the total operating expenses of the Fund.

INFORMATION REGARDING THE FUND

As a sub-adviser to the Fund, Baird, EARNEST, and Sterling each seek to achieve the New Covenant Income Fund’s investment objective of a high level of current income with preservation of capital by investing, under normal conditions, at least 80% of the Fund’s assets they manage in a diversified portfolio of bonds and other debt obligations of varying maturities. The Fund makes investment decisions consistent with social-witness principles approved by the General Assembly of the Presbyterian Church (U.S.A.). Therefore, the Fund may choose to sell or not to purchase or retain investments otherwise consistent with its investment objective.

The Fund invests in corporate bonds. The Fund also invests in securities issued or guaranteed by the U.S. Government or one of its agencies and instrumentalities, such as the Government National Mortgage Association, which are supported by the full faith and credit of the U.S. Government, and the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FHLMC”), which are supported by the right of the issuer to borrow from the U.S. Treasury. The Fund may also invest, to a lesser extent, in bonds of international corporations or foreign governments. In addition, the Fund invests in mortgage-backed and asset-backed securities. The Fund may also use put and call options and futures contracts for hedging purposes.

At least 65% of the Fund’s assets will be invested in bonds that are rated within the four highest credit rating categories assigned by independent rating agencies, and the Fund will attempt to maintain an overall credit quality rating of AA or higher. The Fund may invest in unrated equivalents that may be considered to be investment grade. The Fund may invest up to 20% of its assets in bonds that are rated below investment grade.

Up to 20% of the Fund’s assets may be invested in commercial paper within the two highest rating categories of independent rating agencies. The Fund may also invest up to 40% of its assets in the fixed-income securities of foreign issuers in any country and in developed or emerging markets.

INFORMATION REGARDING BAIRD

Baird, located at 777 East Wisconsin Avenue, Milwaukee, WI 53202, is a registered investment adviser under the Investment Advisers Act of 1940 that has provided investment advisory services to high net worth individuals, pension and profit sharing plans, charitable organizations, corporations and investment companies since 1971.  Baird is 100% owned by Baird Financial Corporation, which itself is employee-owned.  Baird’s executive officers include: Paul E. Purcell, Chairman, President and Chief Executive Officer; Richard F. Waid, Managing Director and Vice Chairman; C. H. Randolph Lyon, Vice Chairman; Leonard M. Rush, Chief Financial Officer; Todd S. Nichol, Chief Compliance Officer; and Paul R. Schwei, Chief Operations Officer.  Baird’s directors include: Paul E. Purcell, Patrick S. Lawton, William W. Mahler, Michael J. Schroeder, Mary Ellen Stanek, Robert J. Venable, Paul J. Carbone, and Steven G. Booth.

Baird’s portion of the New Covenant Income Fund is managed by Ms. Mary Ellen Stanek, CFA, Mr. Gary A. Elfe, CFA, Mr. Charles B. Groeschell, Mr. Warren D. Pierson, CFA, Mr. Jay E. Schwister, CFA, and Mr. Daniel A. Tranchita, CFA.

Ms. Stanek is a Managing Director and Chief Investment Officer of Baird.  She also serves as Chief Investment Officer of Baird Advisors, a department of Baird.  Ms. Stanek oversees the entire investment management team.  She has over 29 years of investment experience managing various types of fixed income portfolios.  Ms. Stanek has been a portfolio manager of the Income Fund since January 2009.  Ms. Stanek joined Baird Advisors in March 2000.  Ms. Stanek obtained her undergraduate degree from Marquette University and M.B.A. from the University of Wisconsin-Milwaukee.  She earned the Chartered Financial Analyst designation in 1983.  Ms. Stanek is a member of the CFA Institute and the Milwaukee Investment Analysts Society.

Mr. Gary A. Elfe, CFA, is a Managing Director and Senior Portfolio Manager of Baird.  As a member of the investment management team, Mr. Elfe serves as Director of Fixed Income Research and Trading.  Mr. Elfe has been a portfolio manager of the Income Fund since January 2009.  He has over 29 years of investment experience managing various types of fixed income portfolios.  Mr. Elfe joined Baird Advisors in February 2000.  Mr. Elfe obtained his undergraduate degree and M.B.A. from the University of Wisconsin-Milwaukee.  He earned the Chartered Financial Analyst designation in 1982.  Mr. Elfe is a member of the CFA Institute and the Milwaukee Investment Analysts Society.

Mr. Charles B. Groeschell is a Managing Director and Senior Portfolio Manager of Baird.  He has over 27 years of investment experience managing various types of fixed income portfolios.  Mr. Groeschell has been a portfolio manager of the Income Fund since January 2009.  Mr. Groeschell joined Baird Advisors in February 2000.  Mr. Groeschell received his B.A. from Texas Christian University and his M.B.A. from the University of Wisconsin-Milwaukee.

Mr. Warren D. Pierson, CFA, is a Senior Vice President and Senior Portfolio Manager of Baird. He has over 22 years of investment experience managing taxable and tax-exempt fixed income portfolios. Mr. Pierson has been a portfolio manager of the Income Fund since January 2009.  Mr. Pierson joined Baird Advisors in February 2000. Mr. Pierson received his undergraduate degree from Lawrence University. He earned the Chartered Financial Analyst designation in 1990. Mr. Pierson is a member of the CFA Institute and is a member and past President of the Milwaukee Investment Analysts Society.

Mr. Jay E. Schwister, CFA is a Senior Vice President and Senior Portfolio Manager of Baird.   He has over 25 years of investment experience managing various types of fixed income portfolios.  Mr. Schwister has been a portfolio manager of the Income Fund since January 2009.  Prior to joining Baird Advisors in late 2004, Mr. Schwister was a Senior Vice President and Senior Portfolio Manager for 15 years with Putnam Investments in Boston.  Mr. Schwister obtained his undergraduate degree in finance from Marquette University, and received the Chartered Financial Analyst designation in 1987.   He is currently a member of the CFA Institute and is a member of the Milwaukee Investment Analysts Society.

Mr. Daniel A. Tranchita, CFA, is a Senior Vice President and Senior Portfolio Manager of the Advisor. He has over 19 years of investment experience managing taxable and tax-exempt fixed income portfolios. Mr. Tranchita has been a portfolio manager of the Income Fund since January 2009.  Mr. Tranchita joined Baird Advisors in February 2000. Mr. Tranchita received his undergraduate degree and M.B.A. from Marquette University. He earned the Chartered Financial Analyst designation in 1993. Mr. Tranchita is a member of the CFA Institute and the Milwaukee Investment Analysts Society.

Other Investment Companies Advised or Sub-Advised by Baird.  Baird currently acts as adviser to the following registered investment companies having similar investment objectives and policies to those of the New Covenant Income Fund. The table below also states the approximate size of each fund as of January 31, 2009, the current advisory fee rate for the fund as a percentage of average daily net assets and any applicable fee waivers or expense reimbursements.

Fund	Net Assets as of January 31, 2009	Adviser or Sub-Adviser	Fee Rate	Applicable Fee Waiver or Expense Reimbursement
Baird Aggregate Bond Fund, a series of Baird Funds, Inc.	$871 million	Adviser	0.25%	None
Baird Core Plus Bond Fund, a series of Baird Funds, Inc.	$191 million	Adviser	0.25%	None
Baird Intermediate Bond Fund, a series of Baird Funds, Inc.	$417 million	Adviser	0.25%	None
Baird Short Term Bond Fund, a series of Baird Funds, Inc.	$210 million	Adviser	0.25%	None

INFORMATION REGARDING EARNEST

EARNEST, located at 1180 Peachtree Street, NE, Suite 2300, Atlanta, GA 30309, is a registered investment adviser under the Investment Advisers Act of 1940 that has provided investment advisory services to high net worth individuals, pension and profit sharing plans, charitable organizations, corporations and investment companies since 1999.  EARNEST is over 75% owned by EARNEST Holdings, LLC, which itself is employee-owned.  Other owners of EARNEST include Matthew Bronfman and EP Partner Pool, LLC.  EARNEST’s executive officers include: Paul E. Viera, Chief Executive Officer and Managing Member; James M. Wilson, Chief Compliance Officer; and John G. Whitmore, Chief Operating Officer.  Mr. Matthew Bronfman is a director of EARNEST.

EARNEST’s portion of the New Covenant Income Fund is managed by Mr. Douglas S. Folk, CFA. Mr. Folk has been a portfolio manager of the Fund since January 2009.  Mr. Folk is a portfolio management and research professional at EARNEST and has over twenty years of investment experience.  He holds a B.A. degree from Millsaps College and an M.B.A. from Millsaps’ Else School of Management.  He has extensive experience with government, corporate, mortgage-backed and asset-backed securities.  His prior experience includes ten years of portfolio management with Southern Farm Bureau Life Insurance Company, where he was responsible for the company’s fixed-income portfolio.  He is a member of the Atlanta Society of Financial Analysts

Other Investment Companies Advised or Sub-Advised by EARNEST.  EARNEST currently does not act as adviser or sub-adviser to any registered investment companies having similar investment objectives and policies to those of the New Covenant Income Fund.

INFORMATION REGARDING STERLING

Sterling, located at Two Morrocroft Centre, 4064 Colony Road, Suite 300, Charlotte, NC 28211, is a registered investment adviser under the Investment Advisers Act of 1940 that has provided investment advisory services to high net worth individuals, pension and profit sharing plans, charitable organizations, corporations and investment companies since 1970.  Sterling is majority owned by BB&T Corporation, a financial services holding company.  Two-thirds of Sterling’s professionals have minority equity ownership through SCM Investors, LLC.  Sterling’s executive officers include: Brian Walton, Managing Director; Alexander W. McAlister, Managing Director, Eduardo Brea, Managing Director, Kenneth R. Cotner, Chief Operating Officer and Chief Compliance Officer, and Mark M. Montgomery, Managing Director.  Other directors, who are BB&T Corporation designees, include:  Jeffrey J. Schappe, Keith F. Karlawish, and Robert L. Youngblood.

Sterling’s portion of the New Covenant Income Fund is managed by Mr. Mark Montgomery. Mr. Montgomery has been a portfolio manager of the Fund since January 2009.  Mr. Montgomery is a Managing Director, Senior Fixed Income Portfolio Manager and head of Sterling’s fixed income team.  He worked for seven years in The Vanguard Group’s long-term and high-yield municipal portfolio management team before joining Sterling Capital Management in 1997.  Mr. Montgomery is a graduate of West Chester University where he received his B.S. in Marketing.  He received his M.B.A. from Drexel University and is a CFA charter holder.

Other Investment Companies Advised or Sub-Advised by Sterling.  Sterling currently acts as sub-adviser to the following registered investment company having similar investment objectives and policies to those of the New Covenant Income Fund.  The table below also states the approximate size of the fund as of January 31, 2009, the current sub-advisory fee rate for the fund as a percentage of average daily net assets and any applicable fee waivers or expense reimbursements.

Fund	Net Assets as of January 31, 2009	Sub-Advisory Fee Rate	Applicable Fee Waiver or Expense Reimbursement
Total Return Bond Fund, a series of BB&T Funds	$331 million	0.25%	The Total Return Bond Fund’s adviser has contractually agreed to limit the management fees paid by the Fund to 0.48% for the period from February 1, 2009 through January 31, 2010.

BROKERAGE COMMISSIONS

For the fiscal year ended June 30, 2008, the Fund did not pay brokerage commissions to any affiliated broker.

ADDITIONAL INFORMATION ABOUT THE FUND

ADMINISTRATOR

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, WI 53202, serves as the administrator of the Fund.

PRINCIPAL UNDERWRITER

New Covenant Funds Distributor, Inc., located at 200 East Twelfth Street, Jeffersonville, IN 47130, serves as the principal underwriter and distributor of the Fund.

TRANSFER AGENT

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, WI 53202, provides transfer agency services to the Fund.

CUSTODIAN

JPMorgan Chase Bank, N.A., located at 270 Park Avenue, New York, NY 10017-2070, provides custody services for the Fund.

FINANCIAL INFORMATION

The Fund’s most recent semi-annual report is available on request, without charge, by writing to the New Covenant Funds, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53202-0701 or calling 1-877-835-4531.

RECORD OF BENEFICIAL OWNERSHIP

As of the Record Date, the beneficial ownership of greater than 5% of the shares of the New Covenant Income Fund was as follows:

Name	% of Ownership	Type of Ownership
New Covenant Trust Company, NA Custodial Account for PR FDN Separately Invested 200 East 12th Street Jeffersonville, IN 47130-3854	51.38%	Beneficial
New Covenant Balanced Growth Fund 200 East 12th Street Jeffersonville, IN 47130-3854	22.06%	Record
New Covenant Balanced Income Fund 200 East 12th Street Jeffersonville, IN 47130-3854	12.58%	Record

As of the date of this Information Statement, the Board members and officers of the Trust as a group did not own more than 1% of the outstanding shares of the Fund.

SHAREHOLDER PROPOSALS

The New Covenant Funds are not required to hold regular meetings of shareholders each year.  Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in reasonable time prior to the solicitation of proxies for the meeting.

DELIVERY OF SHAREHOLDER DOCUMENTS

Only one copy of this Information Statement and other documents related to the Fund, such as annual reports, proxy materials, quarterly statements, etc. is being delivered to multiple shareholders sharing an address, unless the Trust has received contrary instructions by contacting the Fund in writing at New Covenant Funds, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201-0701 or calling 1-877-835-4531.